Exhibit 6(d)

1st AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT, dated as of the 1st day of July 2006 to the Investment Advisory Agreement commencing on July 21, 2003, is entered by and between COUNTRY TRUST BANK, a federal thrift, (the "Adviser") and COUNTRY MUTUAL FUNDS TRUST, a Delaware statutory trust, (the "Fund”).

WHEREAS, the parties have entered into an Investment Advisory Agreement; and

WHEREAS, the parties desire to amend the investment advisory fees paid under said Investment Advisory Agreement; and

WHEREAS, Paragraph 9 of the Agreement allows for its amendment by a written instrument executed by both parties and approved by a majority of the Trustees of COUNTRY Mutual Funds Trust, including a majority of Trustees who are not interested persons of any party to the Investment Advisory Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and the Adviser as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of July 1, 2006.

COUNTRY TRUST BANK

By:___________________________________________
Robert W. Rush, Jr.
Senior Vice President & Trust Officer

COUNTRY MUTUAL FUNDS TRUST

By:___________________________________________
Robert J. McDade
Vice President

EXHIBIT A

COUNTRY VP Growth Fund	.75%

COUNTRY VP Balanced Fund	.75%

COUNTRY VP Short-Term Bond Fund	.50%

COUNTRY VP Bond Fund	.50%